Exhibit 99.2

Additional Information: Thomas A. Bessant, Jr. (817) 335-1100	For Immediate Release

CASH AMERICA DECLARES SPECIAL DIVIDEND RELATED TO SALE OF EUROPEAN BUSINESSES

Fort Worth, Texas (September 8, 2004) — Cash America International, Inc. (NYSE: PWN) announced today that its Board of Directors, at a specially called meeting, declared a one time special $0.30 (30 cents) per share cash dividend on common stock outstanding. The dividend will be paid to shareholders of record on December 1, 2004 and will be paid at the close of business on December 15, 2004. The dividend follows the Company’s announced sale of its two European subsidiaries, which was closed on September 7, 2004.

Commenting on the board’s decision, Daniel R. Feehan, President and Chief Executive Officer said, “We are pleased to provide our shareholders with this special dividend which reflects a share of the significant gain on the sale of our European operations. This decision will not impede our interest or flexibility in pursuing unit growth opportunities as they become available.”

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 721 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 402 locations in 17 states under the brand name Cash America Pawn. The Company also offers short-term cash advances in many of its U.S. locations including 28 locations that offer only this service under the brand name Cash America Payday Advance. In addition, the Company provides short-term cash advances and check cashing through its 153 “Cashland” consumer finance centers, and check cashing services through its 138 franchised and Company-owned “Mr. Payroll” check cashing centers.

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes”, “estimates”, “plans”, “expects”, “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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